Exhibit 99.1

For more information, contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL TO ACQUIRE CLAYCO BANC CORPORATION
Clayco is parent company of Great American Bank in Kansas City

St. Louis, November 27, 2006.  Kevin C. Eichner, president and CEO of Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, today announced that EFSC has agreed to acquire Kansas City-based Clayco Banc Corporation for approximately $37 million, with 60% of the total consideration comprised of EFSC stock and 40% in cash.  The exact purchase price will be determined at closing. This price would represent about 2.8 times Clayco’s book value at September 30, 2006 and 16.8 times its 2005 earnings.  Clayco’s sole subsidiary is Great American Bank, which has $202 million in assets and is headquartered in De Soto, Kansas.

The transaction is anticipated to close late in the first quarter of 2007, subject to approval by Clayco’s shareholders and regulatory agencies.  The acquisition is expected to be $.02 to $.03 accretive to Enterprise’s earnings per share in 2007, the first year of combined operations.

“We remain very bullish on the Kansas City market for our special brand of banking and wealth management services,” said Eichner.  “Our initial plans for expanding in Kansas City called for us to triple our market position by acquiring an institution in the $400-500 million range.  With the successful acquisition of NorthStar in July, and now with Clayco, we have accomplished this objective in two steps rather than one.  We are particularly excited about the talent and attractive market niche which Clayco brings to our equation.”

Clayco president and CEO Jeffrey Kieffer commented, “We are very pleased to be joining Enterprise.  Their powerful business banking platform and sophisticated wealth management capabilities are a perfect complement to ours and present exciting growth opportunities for our clients and associates.  Enterprise is increasingly recognized as a leader in the private business sector in Kansas City, and EFSC stock has certainly proven to be a very valuable asset.”

Peter Benoist, EFSC chairman, remarked, “Jeff Kieffer and Mike Balsbaugh, Clayco’s chairman, have built an impressive commercial banking organization. We’re delighted they chose to join us.”  Benoist continued, “Their team adds outstanding expertise and very strong business development capabilities in a market in which they are well known and highly respected. With the Great American addition, we will have almost 40% of our total loan portfolio in Kansas City and we are poised to continue to grow rapidly from there.”

Linda Hanson, Kansas City regional president for Enterprise, indicated that after the merger, Kieffer will be named Senior Vice President, Administration, for the Kansas City region and Balsbaugh will be appointed Senior Vice President, Commercial Real Estate.  Hanson added, “This will add considerable depth to our already strong management team in Kansas City.”

Clayco’s Great American Bank operates two locations in Claycomo, Missouri and DeSoto, Kansas and is building two additional locations in Platte County and Raymore, Missouri.

After the acquisition, Enterprise expects to consolidate its Kansas City location network in accordance with a new facilities master plan to be announced later.  “With Great American’s current and planned facilities in addition to the NorthStar branches, Enterprise would have ten locations in this market.  That is more than we would expect to operate for our business model over time, as our focus is more on deploying talent in the market than on locations,” said Hanson.

Enterprise has $1.5 billion in banking assets and $1.6 billion in trust assets.  The combined entity will have $1.7 billion in banking assets, with $600 million in portfolio loans in the Kansas City area.  Enterprise currently operates from six locations in metropolitan Kansas City.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.